                                                                    Exhibit 99.1
[LOGO]          LONE STAR                                           NEWS RELEASE
                TECHNOLOGIES, INC.
                                                     CONTACT: CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                             Fax: (972) 770-6411

               LONE STAR TECHNOLOGIES, INC. AMENDS REGISTRATION
               STATEMENT TO CONVERT IT TO A SHELF REGISTRATION

Dallas, Texas, October 20, 2000 .... Lone Star Technologies, Inc. (Lone Star),
NYSE: LSS, today announced that it has filed an amendment to its registration statement on file with the Securities and Exchange Commission, which previously related to a proposed underwritten offering of 3,750,000 shares of its common stock. The amendment converts the registration statement to a universal shelf registration.

The universal shelf registration is intended to provide Lone Star flexibility to raise up to $250 million from one or more offerings of common stock, debt securities, preferred stock, depository shares or warrants, or any combination of such securities, as market conditions warrant. In addition, the registration includes up to 1,000,000 shares of Lone Star common stock that can be offered and sold by a selling shareholder.

Net proceeds of any offering of these securities by Lone Star would be intended to be used to repay debt, acquire other businesses, fund development of new products, fund capital expenditures, and to provide funds for general corporate purposes. Lone Star will not receive any proceeds from sales of stock by the selling shareholder.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

        This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-KA for the year ended December 31, 1999.